UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 27, 2010

American Realty Capital Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland
 (State or Other Jurisdiction of Incorporation)

333-145949	71-1036989
(Commission File Number)	(IRS Employer Identification No.)

106 Old York Road Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

(215) 887-2189 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

Increase in Annual Cash Distribution

On January 27, 2010, the Board of Directors of American Realty Capital Trust, Inc. (the “Company”) approved an increase in its annual cash distribution from $.67 to $.70, paid monthly. Based on a $10.00 share price, this 30 basis point increase, effective April 1, 2010, will result in an annualized distribution rate of 7.0%.

Payment of Special Cash Distribution

 On October 5, 2009, the Board of Directors of the Company approved a special distribution of $0.05 per share payable to shareholders of record on December 31, 2009, in addition to the 6.7% annualized distribution rate paid monthly.  This special distribution was scheduled to be paid in January 2010.  Such special distribution was paid on January 19, 2010.

The following table summarizes the Company’s historical and prospective distribution rate, reflecting the special distribution and increase to the annual rate effective April 1, 2010 noted above:

		Annualized
		Distribution		Number of
Period		Rate		Months
May 2008 (a)	December 2008	6.5%		8

January 2009	March 2010	6.7%		15
Special Distribution - January 2010 (b)		0.5%		-
		7.2%	(b)

April 2010	-	7.0%		-

(a)	initial distribution was paid in May 2008.
(b)
payable to shareholder's of record as of December 31, 2009, resulting in a minimum distribution rate of 7.2% for an investor who owned a common share of the Company for the full year ended December 31, 2009.

Taxation of 2009 Distributions

 The Company determined distributions paid to shareholders in 2009 will be reported as nondividend distributions on Form 1099 for the applicable period.   Accordingly, such distributions are generally not subject to ordinary income tax in the related period.  This tax characterization is consistent with distributions paid to shareholders in 2008.

The portion of the distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of a shareholder's investment. This defers a portion of applicable taxes until the investment is sold or the Company is liquidated, at which time the shareholder will be taxed at capital gains rates. However, because each investor’s tax considerations are different, the Company recommends that investors consult with their tax advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

Date: January 28, 2010	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors